Submission of Matters to a Vote of Shareholders

Special meetings of the shareholders of the Funds were held on December 6, 2010, December 20, 2010 and January 20, 2011. New investment management agreements between the Trust and First Trust for the funds relating to the change in control of First Trust Advisors L.P. were approved at certain of such meetings as detailed below. The terms of the new investment management agreement are substantially similar to the terms of the previous agreements.



---------   ------------   ---------    -----------   ----------   -----------
 TICKER       DATE OF        % OF          VOTED         VOTED
 SYMBOL         VOTE         VOTED          FOR         AGAINST     ABSTAINED
---------   ------------   ---------    -----------   ----------   -----------
  FFR         12/6/2010     52.72%         703,309       3,054         5,348
  FLM         12/6/2010     58.35%         463,005       2,335         1,438
  CU          12/6/2010     71.06%         455,974       3,006         2,913
  BICK        12/6/2010     51.80%         433,657       4,069        28,435
  FDD        12/20/2010     67.66%         329,959         400        10,187
  FGD        12/20/2010     52.05%         830,047       8,839        19,998
  PLTM       12/20/2010     50.28%         118,804       3,497         3,392
  FAN         1/20/2011     50.35%       2,171,750      99,108       447,922
  GRID        1/20/2011     50.41%         365,128      14,992       149,179